Exhibit 1


                               PURCHASE AGREEMENT



     This Purchase Agreement (this "Agreement"), dated June 2, 2005, is by and among PSi Technologies Holdings, Inc., a corporation organized and existing under the laws of the Philippines ("Holdings"), PSi Technologies, Inc., a corporation organized and existing under the laws of the Philippines and the principal operating subsidiary of Holdings (the "Company"), and Merrill Lynch Global Emerging Markets Partners, LLC, a limited liability company organized and existing under the laws of the State of Delaware, USA ("MLGEMP" or the "Purchaser").

     WHEREAS:

     The authorized capital of Holdings is Sixty-One Million Seven Hundred Sixty-Three Thousand and Five Hundred Pesos (P61,763,500.00) divided into Thirty-Seven Million Fifty Eight Thousand and One Hundred (37,058,100) shares of common stock with a par value of one peso and two-thirds centavos (P1 2/3) per share;

     As of even date, 13,289,525 shares of common stock of Holdings have been issued and are outstanding;

     The Company desires to sell, and MLGEMP desires to buy, USD$7 million aggregate principal amount of 10.00% Exchangeable Senior Subordinated Notes due 2009 (the "Notes"), a form of which is attached hereto as Exhibit A; and

     In connection with and by virtue of the purchase of the Notes by MLGEMP and the sale of the Notes by the Company, which redounds to the derivative benefit of Holdings, MLGEMP, Holdings and the Company will enter into the Exchange Agreement;

     NOW, THEREFORE, for and in consideration of the foregoing premises and the terms and conditions hereinafter set forth, the parties hereto agree as follows:

     Section 1. Definitions and Interpretation
                ------------------------------

     1.1 Unless otherwise defined herein, the following terms used in this Agreement shall have the meanings specified below:

     "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

     "Agreement" shall have the meaning set forth in the Preamble.

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     "Applicable Law" means, with respect to any Person, any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, award, Governmental Approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in effect as of the date hereof and applicable to such Person or its subsidiaries or their respective assets.

     "BSP" means the Bangko Sentral ng Pilipinas or the central monetary authority of the Philippines or any Governmental Authority of the Philippines which assumes the functions thereof.

     "BSRD" means the Bangko Sentral Registration Document issued by the BSP, which allows the holder to source foreign exchange from the Philippine banking system.

     "Closing Date" shall have the meaning set forth in Section 3.1.

     "Company" shall have the meaning set forth in the Preamble.

     "Company Board Approval" shall have the meaning set forth in Section
5.5(a).

     "Consolidated Financial Statement" means the audited consolidated balance sheet of Holdings for the fiscal year ended December 31, 2004 and the related audited consolidated statements of income, retained earnings, stockholders' equity and changes in financial position, together with the related notes and schedules thereto, accompanied by the reports of accountants.

     "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by Holdings and the Company to the Purchaser in connection with this Agreement.

     "Encumbrance" means any lien, mortgage, pledge, collateral assignment, security interest, hypothecation or other encumbrance other than as established by, under or in connection with the terms of this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable, or the transactions contemplated thereby.

     "Exchange Act" means the Securities Exchange Act of 1934 of the United States, as amended.

     "Exchange Agreement" means the Exchange Agreement to be entered into by and among the Purchaser, the Company and Holdings, substantially in the form of Exhibit B hereto.

     "Exchange Notice" shall have the meaning specified in the Exchange
Agreement.

     "FCPA" shall have the meaning set forth in Section 4.1(o).

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     "Final Order" means action taken by the relevant regulatory authority relating to this Agreement or the transactions contemplated hereby that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

     "Form 20-F" means the Form 20-F for the fiscal year ended December 31, 2003 filed by Holdings with the US SEC on June 30, 2004.

     "Governmental Approval" shall mean any action, order, authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority.

     "Governmental Authority" shall mean any government or political subdivision thereof, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body having jurisdiction over the matter or matters in question.

     "Holdings" shall have the meaning set forth in the Preamble.

     "Holdings Board Approval" shall have the meaning set forth in Section
5.5(b).

     "Indemnified Party" shall have the meaning set forth in Section 6.1.

     "Losses" shall have the meaning set forth in Section 6.1.

     "Mandatory Issuance Rights" shall have the meaning specified in the Exchange Agreement.

     "Material Adverse Effect" means, with respect to any Person, any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes or effects on such Person and its Subsidiaries, is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), results of operations or the financial condition of such Person and its Subsidiaries, taken as a whole.

     "MLGEMP" or "Purchaser" shall have the meaning set forth in the Preamble.

     "NASDAQ" means the Nasdaq SmallCap Market.

     "Note Assignment" shall have the meaning specified in the Exchange
Agreement.

     "Notes" shall have the meaning set forth in the Recitals.

     "Notes BSRD" shall have the meaning set forth in Section 4.1(g).

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     "Organizational Documents" shall mean, with respect to any Person, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreements or other organizational documents of such entity and any amendments thereto.

     "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

     "PHP" or "Pesos" or the sign "P" shall mean the lawful currency of the Republic of the Philippines.

     "Philippine SEC" means the Securities and Exchange Commission of the Philippines.

     "Previous Exchange Agreement" means the Exchange Agreement dated July 3, 2003 entered into by and among the Purchaser, the Company and Holdings.

     "Purchase Price" shall have the meaning set forth in Section 2.1(a).

     "Reports" has the meaning set forth in Section 4.1(j).

     "Securities Act" means the Securities Act of 1933 of the United States, as amended.

     "Securities Regulation Code" means the Securities Regulation Code of the Philippines.

     "Shares" means the shares of common stock of Holdings.

     "Shares BSRD" shall have the meaning set forth in Section 4.1(g).

     "Subscription Agreement" shall have the meaning specified in the Exchange Agreement.

     "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof.

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     "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

     "Tax Returns" shall have the meaning set forth in Section 4.1(p).

     "Transaction Expenses" has the meaning set forth in Section 7.1.

     "US GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

     "US SEC" means the Securities and Exchange Commission of the United States of America.

     1.2 The words "hereof", "herein" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning in the plural and vice versa.

     1.3 References herein to Sections are to Sections of this Agreement. The titles of the Sections and paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     Section 2. Purchase of Notes

     2.1  Purchase and Payment.
          --------------------

          (a) The Company hereby agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, USD$7 million aggregate principal amount of the Notes, for an aggregate price of USD$7 million (the "Purchase Price").

          (b) On the Closing Date (as defined in Section 3.1 hereof), the Purchaser will pay for the Notes in accordance with Section 3.2 hereof.

     Section 3. Closing
                -------

     3.1 The closing of the transactions contemplated hereby shall take place at the offices of Holdings located at FTI Complex, Electronics Avenue, Taguig City, Metro Manila, Philippines, as soon as practicable following the satisfaction or waiver of all of the conditions set forth in Sections 3.3 and 3.4 hereof, but in no event later than June 2, 2005 (or on such other date as shall be mutually agreed upon by the parties in writing). The time and date upon which the closing occurs is herein called the "Closing Date".

     3.2 At the closing, (a) the Purchaser shall deliver to the Company the Purchase Price for the Notes by interbank transfer of immediately available funds and such documents as may be

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required to be delivered in accordance with Section 3.4 below and (b) the
Company shall deliver to the Purchaser the Notes and such documents as may be required to be delivered in accordance with Section 3.3 below.

     3.3 The obligation of the Purchaser to purchase and pay for the Notes shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:

          (a) Representations, Warranties and Covenants. The representations and warranties of Holdings and the Company contained in this Agreement shall be (without regard to any materiality qualifiers contained therein) true and correct in all respects on and as of the Closing Date, unless the failure of such representations and warranties to be so true and correct has not had or is not reasonably likely to have a Material Adverse Effect on Holdings or the Company and the covenants and agreements contained in this Agreement to be complied with by Holdings and the Company on or before the Closing Date shall have been complied with in all material respects, and the Purchaser shall have received a certificate of each of Holdings and the Company to such effect signed by a duly authorized officer thereof;

          (b) Certificate from BSP. The Company shall have received a letter of approval from the BSP approving the issuance of the Notes by the Company;

          (c) Notice to the Philippine SEC. Prior to the Closing Date, the Company shall have notified the Philippine SEC of its exemption from the registration requirements under the Securities Regulation Code with respect to the issuance of the Notes by the Company;

          (d) Exchange Agreement. Each of Holdings and the Company shall have executed and delivered to the Purchaser the Exchange Agreement;

          (e) No Events. There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Authority which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement;

          (f) No Proceeding or Litigation by any Governmental Authority. Except as set forth on Section 3.3(f) of the Disclosure Schedule, there shall not have been any action, suit, investigation or proceeding by any Governmental Authority pending, or to the best of its knowledge, threatened against or affecting Holdings or any of its Subsidiaries, any of its properties, revenues or assets, or this Agreement;

          (g) No Proceeding or Litigation by a Third Party. Except as set forth on Section 3.3(g) of the Disclosure Schedule, there shall not have been any action, suit, investigation or proceeding by any third party before any court, administrative agency or other Governmental Authority pending or, to the best of its knowledge, threatened against or affecting Holdings or any of its Subsidiaries, any of their properties, revenues or assets,

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or this Agreement, which could reasonably be expected to have a Material Adverse
Effect on the Company;

          (h) Board Resolutions. Each of Holdings and the Company shall have delivered to the Purchaser the resolutions of the Board of Directors, certified by the Corporate Secretary of Holdings and the Company, as the case may be, authorizing Holdings or the Company, as the case may be, to enter into this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable, and to consummate all the transactions contemplated by this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable, and in the case of Holdings, authorizing Holdings to reserve and issue the Shares issuable pursuant to the terms of the Exchange Agreement out of its authorized capital; and

          (i) Opinions of Counsel. The Purchaser shall have received opinions of H.G. Tiu Law Offices and Akin Gump Strauss Hauer & Feld LLP, counsel to Holdings and the Company, addressed to the Purchaser, dated as of the Closing Date and in form and substance reasonably satisfactory to the Purchaser, with respect to matters of Philippine law and the United States law respectively, applicable to this Agreement.

     3.4 The obligation of Holdings and the Company to sell the Notes on the Closing Date shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be (without regard to any materiality qualifiers contained therein) true and correct in all respects on and as of the Closing Date, unless the failure of such representations and warranties to be so true and correct has not had or is not reasonably likely to have a Material Adverse Effect on the Purchaser and the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects, and each of Holdings and the Company shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof;

          (b) Exchange Agreement. The Purchaser shall have executed and delivered to Holdings and the Company the Exchange Agreement.

     Section 4. Representations and Warranties

     4.1 Representations and Warranties of Holdings and the Company. As of the date hereof, Holdings and the Company hereby jointly and severally represent and warrant to the Purchaser as follows:

          (a) Each of Holdings and the Company is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of the Philippines, and each has all necessary power and authority to enter into this Agreement, the Notes

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and the Exchange Agreement, as applicable, and the Subscription Agreement and
Note Assignment, if applicable, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable.

          (b) The authorized capital stock of Holdings consists of 37,058,100 shares of common stock with par value of one Peso and two-thirds centavos per share. As of the date hereof, 13,289,525 shares of common stock of Holdings were issued and outstanding, all of which are validly issued, fully paid and nonassessable. Other than employee stock options to acquire 591,850 Shares and except as set forth in Section 4.1(b) of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issuance of additional shares of common stock by Holdings. Holdings is the owner of 99.99% of the issued and outstanding shares of common stock of the Company. The authorized capital stock of the Company consists of 400,000,000 shares of capital stock consisting of 270,000,000 shares of common stock with par value of one Peso per share and 130,000,000 shares of 12% cumulative convertible non-participating preferred stock with par value of one Peso per share. As of the date hereof, 387,000,000 shares of capital stock of the Company were issued and outstanding consisting of 257,000,000 shares of common stock and 130,000,000 shares of 12% cumulative convertible non-participating preferred stock. Except as set forth on Section 4.1(b) of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issuance of additional shares of capital stock or other equity interests of the Company, or obligating Holdings, the Company or any of their respective Subsidiaries to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary of Holdings.

          (c) Holdings will reserve such number of Shares as would be required, in the event the Purchaser exercises its rights under the Exchange Agreement and/or the Previous Exchange Agreement, for issuance of Shares upon an exchange of the Notes (including under the Previous Exchange Agreement) or pursuant to the Purchaser's Mandatory Issuance Rights (including under the Previous Exchange Agreement). Holdings will not issue or agree to issue any Shares or options, rights or warrants to purchase Shares or securities convertible into or exchangeable for Shares or take any other action if, after giving effect thereto, the number of Shares remaining unissued and duly reserved for issuance upon exchange of the Notes or pursuant to the Purchaser's Mandatory Issuance Rights shall be insufficient to permit the issuance of the Shares pursuant to the terms of the Exchange Agreement and the Previous Exchange Agreement.

          (d) The execution and delivery of this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable, by each of Holdings and the Company, the performance by each of Holdings and the Company of its respective obligations hereunder and thereunder and the consummation by each of Holdings and the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each of Holdings and the Company other than the Company Board Approval and the Holdings

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Board Approval, and no other proceedings (corporate or otherwise) on the part of each of Holdings and the Company or any other Person are necessary to authorize this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable, or to consummate the transactions contemplated hereby and thereby other than as provided by Section 4.1(g).

          (e) This Agreement has been, and upon their execution and delivery the Exchange Agreement and the Notes, and the Subscription Agreement and Note Assignment, if applicable, shall be, duly executed and delivered by Holdings and the Company, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement, the Exchange Agreement and the Notes, and the Subscription Agreement and Note Assignment, if applicable, shall constitute legal, valid and binding obligations of Holdings and the Company, enforceable against Holdings and the Company in accordance with their terms.

          (f) The execution, delivery and consummation of this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable, do not and will not (i) conflict with, or result in a breach of or default under, any terms or conditions of Holdings' or the Company's Organizational Documents; (ii) conflict with or violate any Applicable Laws; (iii) result in the creation of any Encumbrance on the Notes, the Shares issuable upon exchange of the Notes or exercise of the Purchaser's Mandatory Issuance Rights or the assets of Holdings and the Company; or (iv) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Holdings or the Company is a party.

          (g) The execution, delivery and performance of this Agreement by Holdings and the Company, including, without limitation, the issuance and the sale of the Notes and the issuance of the Shares pursuant to the terms of the Exchange Agreement, do not and will not require any consent, approval, authorization, Governmental Approval or other action by, or filing with or notification or payment to, any third party or any Governmental Authority other than (i) receipt of the letter of approval from the BSP approving the issuance of the Notes by the Company (subject to the conditions set forth therein), (ii) notification to the Philippine SEC regarding the exemption from the registration requirements under the Securities Regulation Code with respect to the issuance of the Notes, (iii) receipt of a BSRD from the BSP certifying registration with the BSP of the Notes as a foreign currency loan to allow for the purchase of U.S. dollars from the Philippine banking system (the "Notes BSRD"), (iv) (A) confirmation from the Philippine SEC regarding the exemption from the registration requirements under the Securities Regulation Code with respect to the issuance of the Shares issuable upon exchange of the Notes and approval by the Philippine SEC of the issuance of the Shares issuable upon exchange of the Notes or (B) notification to the Philippine SEC regarding the exemption from the registration requirements under the Securities Regulation Code with respect to the issuance of the Shares pursuant to an exercise of the Purchaser's

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Mandatory Issuance Rights, (v) receipt of a BSRD from the BSP certifying registration with the BSP of the Shares issuable pursuant to the terms of the Exchange Agreement to allow for the purchase of U.S. dollars from the Philippine banking system (the "Shares BSRD"), (vi) payment by the Company of the documentary stamp taxes due on the issuance of the Notes, (vii) payment by Holdings of the documentary stamp taxes due on the issuance of the Shares issuable upon exchange of the Notes, (viii) payment of filing fees with the Philippine SEC in connection with the confirmatory ruling request to be filed in accordance with clause (iv)(A) above, (ix) filing by the Company of Form 1601F with the Philippine Bureau of Internal Revenue and payment of withholding taxes on the interest on the Notes, (x) payment of Transaction Expenses in accordance with Section 7.1 hereof and (xi) filing by the Company of a tax treaty relief application to avail itself of rates available under the applicable tax treaty.

          (h) The Shares issued by Holdings pursuant to the terms of the Exchange Agreement (i) will be, upon issuance, free and clear of any security interests, liens, claims or other Encumbrances, (ii) have been duly and validly authorized by Holdings and upon issuance in accordance with the Exchange Agreement will be duly and validly issued and non-assessable, (iii) will not have been individually or collectively issued or sold in violation of any preemptive or other similar rights of the holders of any securities of Holdings,
(iv) will not subject the holders thereof to personal liability by reason of being such holders and (v) will be, upon issuance, registerable with the BSP to allow for the purchase of foreign exchange needed to service the repatriation of dividends, distributions or proceeds from the sale of the Shares to be sourced from the Philippine banking system in accordance with the laws and regulations implemented by the BSP.

          (i) There is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other Governmental Authority pending or, to the best of knowledge of Holdings or the Company, threatened against Holdings or the Company that would materially affect the execution by Holdings or the Company of, or the performance by Holdings or the Company of their respective obligations under this Agreement or affecting the Shares that would be issued pursuant to the terms of the Exchange Agreement.

          (j) Since January 1, 2001, Holdings has made all the requisite filings (the "Reports"), under the Securities Act and the Exchange Act with the US SEC, including all forms, statements, reports, written agreements and all documents, exhibits, amendments and supplements appertaining thereto, and Holdings has complied in all material respects with all applicable requirements of the Exchange Act and the rules and regulations thereunder. As of their respective dates, the Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form 20-F filed by Holdings with the US SEC does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the extent applicable,

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the statutory certification requirements of Section 302 and Section 906 of the
Sarbanes-Oxley Act of 2002 have been complied with in all respects by Holdings.

          (k) The Consolidated Financial Statements of Holdings (i) were prepared in accordance with the books of account and other financial records of Holdings and its consolidated Subsidiaries, (ii) present fairly the consolidated financial condition and results of operations of Holdings and its consolidated Subsidiaries as of the dates thereof or for the periods covered thereby, and
(iii) have been prepared in accordance with US GAAP applied on a basis consistent with past practices and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of consolidated financial condition and results of the operations as of the dates thereof or for the periods covered thereby.

          (l) The Company has duly authorized the Notes and upon issuance pursuant to this Agreement the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be (i) subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and (ii) limited by general principles of equity (whether considered in a proceeding at law or equity).

          (m) The representations and warranties of Holdings and the Company in this Agreement and all written statements and certificates furnished or to be furnished to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, taken as a whole do not contain or will not contain any untrue statement of a material fact, or do not or will not omit to state a material fact necessary to make the statements contained herein or therein not misleading.

          (n) The issuance of the Notes hereunder and the issuance of the Shares pursuant to the terms of the Exchange Agreement are not required to be registered under the Securities Act or the Securities Regulation Code, subject to compliance with Section 6.01 of the Note, and the issuance of the Shares pursuant to the terms of the Exchange Agreement will not violate any applicable rules or regulations of the NASDAQ.

          (o) Holdings and the Company are familiar with the purposes and provisions of the Foreign Corrupt Practices Act of 1977, as amended by the Omnibus Trade and Competitiveness Act of 1988, and the rules and regulations promulgated thereunder (the "FCPA"), and will take no action and make no payment in violation of, or which is likely to cause Holdings, the Company, any Subsidiary of Holdings or the Company or the Purchaser to be in violation of, the FCPA. In connection with the performance of its obligations under this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable, each of Holdings and the Company further represents and warrants, that no person employed by it or any of its Subsidiaries is an official of the government of any country, or of any agency or instrumentality thereof. Each of Holdings and the Company further covenants, represents and warrants that it has not and will not offer, promise, authorize or make,

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directly or indirectly, any payments, contributions or gifts to any government official, political party, any candidate for political office or any officer, director or employee of any governmental instrumentality in violation of any Applicable Law. Notwithstanding any other provision of this Agreement, Holdings and the Company expressly agree that in no event shall it request the Purchaser to take any action or provide any information which is prohibited under any United States antiboycott law or regulation or provision of the Internal Revenue Code, or which, under any such law, regulation or provision, would be reportable, and that any such apparent request will be deemed null and void. Nothing in this Agreement or in any other related document will be construed to require or to constitute an agreement by the Purchaser to take any action or provide any information which is prohibited under any United States antiboycott law or regulation or provision of the Internal Revenue Code. Neither Holdings, the Company or any Subsidiary of either nor, to the knowledge of Holdings, the Company or any Subsidiary of either, any director, officer, agent, employee or affiliate of Holdings, the Company or any Subsidiary of either (collectively the "Covered Persons"), has engaged in any conduct which could result in any such Covered Person being subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"); and none of Holdings, the Company or any Subsidiary of either will directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make such proceeds available to any Person for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

          (p) (i) All returns and reports in respect of Taxes ("Tax Returns") required to be filed by or with respect to Holdings and the Company have been timely filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise due have been timely paid and (iii) all such Tax Returns are true, correct and complete in all material respects.

     4.2 Representations and Warranties of the Purchaser. As of the date hereof, the Purchaser hereby represents and warrants to Holdings and the Company as follows:

          (a) The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable, to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement.

          (b) The Purchaser has the full power and authority and has taken all action necessary to authorize and permit it to execute and deliver this Agreement and the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable, and to carry out the terms of this Agreement and the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable, and none of such actions will violate any provision of the Purchaser's Organizational Documents or any Applicable Law, or result in the breach of, or constitute a default (or event which, with notice or lapse of time or both, would constitute a default) under, any agreement, instrument or understanding to which the Purchaser is a party or by which it is bound. This Agreement has been, and upon its execution and delivery the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable, shall be duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by Holdings and the Company) this Agreement and the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable, shall constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor's rights generally and (ii) general principles of equity.

          (c) The Purchaser has or will have at the closing sufficient funds to consummate the transactions contemplated in this Agreement.

          (d) The Purchaser understands that the offering and sale of the Notes and the issuance of Shares pursuant to the Notes is intended to be exempt from registration under the Securities Act. The Purchaser is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act. The Purchaser is acquiring the Notes to be acquired hereunder (and will acquire the Shares pursuant to the Exchange Agreement) for its own account, for investment and not with a view to the public resale or distribution thereof, in violation of any United States or Philippine securities law.

     Section 5. Agreements

     5.1 Filings with the Philippine SEC.

          (a) Within fifteen (15) days from the Closing Date, Holdings shall file with the Philippine SEC any and all notices, documents and papers as may be necessary to obtain (i) the confirmation from the Philippine SEC that the issuance of the Shares in exchange for the Notes in the event of an exercise of the Purchaser's Exchange Rights is exempt from the registration requirements of the Securities Regulation Code and (ii) the unqualified approval of the Philippine SEC of the issuance of the Shares in exchange for the Notes.

          (b) In the event of an exercise of the Purchaser's Mandatory Issuance Rights on or prior to the date of any closing or subsequent closing pursuant to the Exchange Agreement, Holdings shall file a notification with the Philippine SEC of its exemption from the registration requirements under the Securities Regulation Code with respect to the issuance of the Shares issuable pursuant to the exercise of the Mandatory Issuance Rights.

     5.2 Filings with the BSP.
         --------------------

          (a) Holdings and the Company agree that, on or prior to December 31, 2005, they shall have (i) taken all action necessary to register the full amount of the Notes as a foreign currency loan with the BSP and (ii) obtained the related Notes BSRD; provided, however, that if the Purchaser delivers to Holdings an Exchange Notice prior to December 31, 2005, Holdings and the Company shall promptly take all action necessary to register the amount of Notes subject to such Exchange Notice and obtain the related Notes BSRD. Such action shall include filing of proof of receipt of the Purchase Price, documents pertaining to the use of proceeds from the Purchase Price and all other documents that may be required by the BSP to register the Notes and issue the Notes BSRD.

          (b) Holdings and the Company agree that, for the benefit of the Purchaser or any transferee of the Purchaser they shall have, (i) within 5 days of any closing or subsequent closing pursuant to the Exchange Agreement, taken all action necessary to register the Shares issuable pursuant to the terms of the Exchange Agreement with the BSP and (ii) within 30 days of any closing or subsequent closing pursuant to the Exchange Agreement, obtained the related Shares BSRD, provided, however, that in the event that both (A) the Purchaser exercises an Exchange Right prior to December 31, 2005 and (B) the Philippine SEC has not approved the confirmatory ruling requested in accordance with
Section 5.1(a) hereof, all actions set forth in this Section 5.2(b) shall be completed within 60 days of such closing or subsequent closing pursuant to the Exchange Agreement instead of 30 days. Such action shall include filing of the requisite Notes BSRD, if applicable, and all other documents that may be required by the BSP to register the Shares and issue the Shares BSRD.

     5.3 Payment of Documentary Stamp Taxes.
         ----------------------------------

          (a) The Company further agrees that it shall pay the documentary stamp taxes due upon the issuance of the Notes pursuant to this Agreement by the fifth day of the month immediately following the month on which the closing occurs.

          (b) Holdings agrees that is shall pay the documentary stamp taxes due upon the issuance of the Shares issuable pursuant to the terms of the Exchange Agreement prior to the closing date of such issuance pursuant to the terms of the Exchange Agreement.

     5.4 Tax Information.
         ---------------

     For such time as any Shares or Notes are held by the Purchaser, Holdings and the Company shall promptly provide the Purchaser with such information as shall be required or reasonably requested by the Purchaser for purposes of allowing the Purchaser to prepare and file its Tax Returns.

     5.5 Approval of the Company Board and the Holdings Board.
         ----------------------------------------------------

          (a) The Company agrees that it shall take all action necessary to obtain the approval of the Board of Directors of the Company if the Company is required to make interest payments on the Notes in kind pursuant to the terms of the Notes, in the event the Company meets the financial criteria set forth in
Section 2.01 of the Notes (the "Company

Board Approval"). The Board of Directors of the Company may not obtain the Company Board Approval, however, if the Board of Directors of the Company in its good faith judgment and after receiving the written advice of independent legal counsel that obtaining such Company Board Approval would cause the Board of Directors of the Company to breach its fiduciary duties to the Company and the shareholders of the Company under Applicable Law, provided, however, that such failure to pay the interest required pursuant to the terms of the Notes shall constitute an Event of Default (as defined in the Notes) under the Notes.

          (b) Holdings agrees that it shall take all action necessary to obtain the approval of the Board of Directors of Holdings to treat the Purchaser's contribution of the Notes upon an exchange of such Notes for Shares of Holdings as additional paid-in capital of Holdings' equity in the Company (the "Holdings Board Approval").

     Section 6. Indemnification
                ---------------

     6.1 Indemnification by Holdings and the Company.
         -------------------------------------------

     Holdings and the Company shall jointly and severally indemnify, defend and hold harmless the Purchaser and its shareholders, members, directors, officers, employees, Affiliates, controlling persons, agents, representatives, successors and assigns (each an "Indemnified Party") from and after the closing, from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, reasonable and documented costs, expenses and disbursements as incurred (and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable and documented legal and other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the reasonable and documented costs, expenses and disbursements as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not such Indemnified Party is a party) (the "Losses"), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with any facts or circumstances that constitute (i) breach of any representation or warranty of Holdings or the Company contained herein, or in any agreement, certificate or instrument delivered pursuant hereto set forth therein and (ii) breach of any agreement or covenant of Holdings or the Company contained herein. To the extent that Holdings' and the Company's undertakings set forth in this Section 6.1 may be unenforceable, Holdings and the Company shall contribute the maximum amount that they are permitted to contribute under Applicable Law to the payment and satisfaction of all Losses incurred by the Indemnified Parties (including any Schedule or Exhibit attached hereto), (provided that Holdings or the Company, as the case may be, is given written notice of such Loss).

     6.2 Indemnification Procedures; Third Party Claims.
         ----------------------------------------------

     An Indemnified Party shall give Holdings or the Company, as the case may be, prompt written notice of any claim, assertion, event or proceeding concerning any liability or damage as to which it may request indemnification from Holdings or the Company hereunder; provided, however, that any failure by an Indemnified Party to notify Holdings or the Company shall not relieve Holdings or the Company from its obligations hereunder except to the extent Holdings or the Company is materially prejudiced by such failure and shall not relieve Holdings or the Company from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Section 6. If Holdings or the Company, as the case may be, so elects or is requested by an Indemnified Party, Holdings or the Company, as the case may be, will assume the defense of such action or proceeding including the employment of counsel reasonably satisfactory to such Indemnified Party and the payment of the fees and expenses of such counsel. In the event, however, such Indemnified Party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if Holdings or the Company, as the case may be, (a) fails to assume the defense of the action or proceeding in a timely manner, (b) in the reasonable judgment of the Indemnified Party, the defense is being handled in such a manner that the Indemnified Party's reputation or future business prospects will be damaged or
(c) a court of competent jurisdiction rules that Holdings or the Company, as the case may be, has failed or is failing to prosecute or defend vigorously such claim, then such Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and Holdings or the Company, as the case may be, will pay the fees and expenses of such counsel. In any action or proceeding the defense of which Holdings or the Company assumes, the Indemnified Party will have the right to participate in such litigation and to retain its own counsel at such Indemnified Party's own expense.

     Holdings and the Company agree that, without the prior written consent of the Purchaser, it will not settle, compromise or consent to entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not the Purchaser or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding and does not include a statement as to an admission of fault, culpability or a failure to act on behalf of an Indemnified Party.

     Section 7. Miscellaneous
                -------------

     7.1 Expenses.
         --------

     Except as otherwise specified in this Agreement, all reasonable costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, accountants, and filing fees and documentary stamp and similar taxes incurred in connection with this Agreement, the Notes, the Exchange Agreement, the Subscription Agreement, the Note Assignment and the transactions contemplated hereby and thereby (the "Transaction Expenses") shall be paid by Holdings and the Company. To the extent that the Purchaser pays any Transaction Expenses, Holdings shall, as promptly as reasonably practicable, reimburse the Purchaser for the full amount of the Transaction Expenses paid by the Purchaser.

     7.2 Waivers and Amendments.
         ----------------------

     This Agreement may only be modified with the written consent of the parties hereto. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     7.3 Notices.
         -------

     Except as otherwise provided in this Agreement, all notices and other communications pursuant to this Agreement shall be in writing and shall be delivered in person, by courier or by facsimile transmission (with written confirmation of receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.3):

          (a) if to Holdings or the Company,

                   PSi Technologies Holdings, Inc.
                   Electronic Avenue
                   FTI Industrial Complex
                   Taguig City
                   Metro Manila 1604
                   Philippines
                   Attention:  Arthur J. Young, Jr.
                   Fax:  (632) 816-2180

                   with a copy to:

                   Akin Gump Strauss Hauer & Feld LLP
                   1333 New Hampshire Avenue, N.W.
                   Washington, D.C.  20036-1564
                   Attention:  Prakash H. Mehta
                   Fax:  (202) 887-4288

                   H.G. Tiu Law Offices
                   No. 48, SMC Court
                   Celery Drive, Valle Verde 5
                   Pasig City, Metro Manila
                   Philippines
                   Attention: Helen Go Tiu
                   Fax: (632) 637-6724

          (b) if to the Purchaser:

                   Merrill Lynch Global Emerging Markets Partners, LLC World Financial Center - North Tower
                   250 Vesey Street - 23rd floor
                   New York, New York  10080
                   Attention:  Frank J. Marinaro
                   Fax:  (212) 449-7902

                   with a copy to:

                   Shearman & Sterling LLP
                   599 Lexington Avenue
                   New York, NY  10022
                   Attention:  Stephen Besen
                   Facsimile:  (212) 848-7179


     7.4 Severability.
         ------------

     In the event that any one or more provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

     7.5 Governing Law; Jurisdiction.
         ---------------------------

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          (a) Any claim, action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be heard and determined in any New York State or federal court sitting in The City of New York, County of Manhattan, and each of the parties hereto consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

          (b) Subject to Applicable Law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or at equity. WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

     7.6 No Strict Construction.
         ----------------------

     The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     7.7 Counterparts.
         ------------

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

     7.8 Assignment.
         ----------

     This Agreement may not be assigned by operation of law or otherwise without the express written consent of Holdings or the Company, as the case may be, or the Purchaser (which consent may be granted or withheld in the sole discretion of Holdings or the Company, as the case may be, or the Purchaser); provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates without the consent of Holdings or the Company. The rights of any Purchaser with respect to the Notes shall be transferred to any Person who is a transferee of such Notes; provided that such transferees shall have assumed the obligations of the Purchaser hereunder in a form satisfactory to Holdings or the Company. All obligations of Holdings and the Company hereunder shall survive any such transfer.

     7.9 Third Party Beneficiaries and Transfers.
         ---------------------------------------

     Except for the provisions of Section 6 relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     7.10 Entire Agreement.
          ----------------

     This Agreement, the Notes and the Exchange Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among Holdings, the Company and the Purchaser with respect to the subject matter hereof and thereof.

     7.11 Public Announcements.
          --------------------

     Subject to its legal obligations (including requirements of any Governmental Authorities, stock exchanges and other similar regulatory bodies and other than as may be required pursuant to the Exchange Act, the Securities Regulation Code or any other Applicable Law), no party shall make any announcement regarding the entering into of this Agreement or the closing to the financial community, governmental entities, employees, customers or the general public without the prior consent of the other party, which shall not be unreasonably withheld, and the parties shall cooperate with each other as to the timing and contents of any such announcement. Notwithstanding anything herein to the contrary, each party and its representatives may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated by this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable, and, from and after the date of execution of this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable, (or, if earlier, the date of public announcement of the transactions contemplated by this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable, or public announcement of discussions between the parties relating to the transactions contemplated by this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable,), may disclose to any Person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable, and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure; provided, however, that each party and its representatives, shall not disclose the identities of the parties to this Agreement, the Notes and the Exchange Agreement, and the Subscription Agreement and the Note Assignment, if applicable, in such communications, without the prior consent of the other party.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.


             Merrill Lynch Global Emerging
             Markets Partners, LLC

                  By:  Merrill Lynch Global Emerging Markets
                       Partners, L.P., as its Managing Member

                        By: Merrill Lynch Global Capital, L.L.C., as its General Partner

                        By: Merrill Lynch Global Partners, Inc., as its Managing Member





             By:  /s/ Brian A. Renaud
                  -----------------------------------
                   Name:  Brian A. Renaud
                   Title:    Managing Director

             PSi Technologies Holdings, Inc.



             By:  /s/ Arthur J. Young, Jr.
                  -----------------------------------
                  Name:    Arthur J. Young, Jr.
                  Title:   Chairman of the Board and
                           Chief Executive Officer

             PSi Technologies, Inc.



             By:  /s/ Arthur J. Young, Jr.
                  -----------------------------------
                  Name:    Arthur J. Young, Jr.
                  Title:   Chief Executive Officer
                           and President